Exhibit 10(iii)43

May 30, 2007

Table of Contents

Section I.	Objectives	3

II.	Overview	5

III.	Establishing Financial and Operating Goals	8

IV.	Individual Contributor Evaluation	10

V.	Calculating the Annual Incentive Payment	11

Exhibit I	2007 STI Targets	12

I. Objectives

          Consistent with our emphasis on pay for performance incentive compensation programs, we have established the Executive Annual Incentive Plan under which our executive officers are eligible to receive annual incentive cash payments based on performance against annual established performance targets. The annual incentive is designed to reward achievement of each year’s business plan objectives in a manner consistent with achievement of the Corporation’s strategy of achieving long-term shareholder value.

          In order to ensure that our compensation package is weighted heavily towards pay for performance, the annual incentive for 2007 represented from 20% to 60% of an executive’s base salary (assuming payout at the target level), depending on the executive’s level of responsibility. Moreover, annual incentives are included in an executive’s “final average pay” for purposes of determining his/her retirement benefits and are included in the formula for calculating severance benefits in the event of a change in control.

          Under the Executive Annual Incentive Plan, our executives have the opportunity to earn targeted incentive cash payments that are calculated as a percentage of each person’s annual base salary. These percentages are developed by the CH Energy Group’s Compensation Committee (the “Committee”), and approved by the independent Directors on our Board of Directors, according to each person’s position and level of responsibility. Annual incentive award opportunities for our executives, in the aggregate, are targeted to result in cash payments equal to the market median of our comparator groups assuming our target business objectives, which are primarily quantitative and financial in nature, are achieved. Performance is measured according to levels established each year for threshold performance, targeted performance, and superior performance. The performance levels are established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above.

          After the end of each calendar year, management assesses the performance of the Corporation for each performance target and calculates the annual incentive amounts for the prior year. These assessments and calculations are verified for accuracy each year by the Hay Group. The Compensation Committee then reviews the verified assessments and calculations and approves the resulting annual incentive amounts. The incentive compensation opportunity will vary, from 0% to 150% of the targeted percentage of base salary, according to the level of overall corporate performance achieved for the year relative to the established performance targets.

The annual incentive amounts for each executive may be adjusted upwards or downwards by up to 50% based upon the CEO and/or the Committee’s assessment of the individual’s performance. Such adjustments, if made, are based on an evaluation of each officer’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of  the individual’s performance in exercising responsibility described in his/her position description.

Administration	The plan shall be administered by CHEG management under the direct supervision and approval of CHEG’s Board of Directors.

The plan is based on annual performance and requires that the participant be an active employee of CH Energy Group, Inc. (“CHEG”) or its subsidiaries or properties at the end of the calendar year during which performance goals have been set and results have been evaluated, except in the case of death, disability or normal retirement, the incentive opportunity will be prorated and the evaluation of performance against both quantitative goals and subjective goals will be at the sole discretion of Board of Directors and the CEO.

Goals shall be agreed upon by the Board of Directors and be documented in writing no later than February 1 of each year.

Performance evaluations and incentive award payments shall be completed and delivered to the participant no later than March 1 of the following year.

II. Overview of the Plan

Incentive Opportunity

Notwithstanding the above statement, the board, at its sole discretion, may increase the calculated incentive amount or reduce it to zero. The calculated maximum amount may be exceeded should the directors deem that the participant’s or company’s performance should merit additional compensation.

The board, at its sole discretion, may eliminate any or all of the annual awards under this plan in response to a major employee or public safety occurrence that resulted in a death or serious injury or a major public incident that reflected poorly on the company’s image or public trust.

Target and Maximum Incentive Schedule	The following chart specifies the targeted and maximum incentive opportunity as a percent of base salary for each participant.

Allocation of Incentive Opportunities		Percent of Base Salary

	Officer Level	Target Incentive	Maximum Incentive

	CEO	60%	90%

	Senior Officers	40%	60%

	President of Griffith	40%	60%

	SVP	30%	45%

	Vice Presidents	25%	37.5%

	AVP/Other Officers	20%	30%

The incentive opportunity is divided among various segments with varying weights for each segment depending on the participant’s business unit affiliation. Executives at CHEG or one of the business units may have their incentive opportunity tied to some or all of the following categories. The categories are:

1.	Corporate Financial Performance: Financial and investment performance goals approved by The Board of Directors for CHEG or its subsidiaries or business units.

2.	The operation of CHGE against goals approved by the Board of Directors.

3.	The operational performance of CHEC or a business unit of CHEC against milestones approved by the Board of Directors.

4.

A subjective evaluation, recommended by the CEO and/or the Compensation Committee and approved by the Board, of the participant’s overall contribution to the corporation’s performance based upon the Committee’s assessment of the individual’s performance. Such adjustments, if made, are based on an evaluation of each officer’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in exercising responsibility described in his position description.

Each of the incentive opportunities are measured, evaluated and rewarded independently although there are interconnections between each of them. The allocation and weighting of the targeted incentive opportunity and the assigned STI Target Groupings are as follows.

Performance Category	CH Energy Group	CHG&E	Griffith

Corporate Financial Performance EPS - CH Energy Group	100%	0%	0%

Redeployment of Capital Outside of CHG&E

CHG&E Performance	0%	100%	0%

Griffith	0%	0%	100%

     The annual incentive amounts for each executive officer may be adjusted upwards or downwards by up to 50% based upon the Committee’s assessment of the individual’s performance. Such adjustments, if made, are based on an evaluation of each officer’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in exercising responsibility described in his position description.

	+/-50%	+/-50%	+/-50%

2007 STI Target Grouping

CH Energy Group	CHG&E	Griffith

SV Lant	CE Meyer	WR Groft
CM Capone	CA Freni
JJ DeVirgilio	DD VanBuren
DS Doyle	JP Lovette
SA Renner	TC Brocks
ML Mosher
KJ Wright
PE Haering

III. Establishing Financial and Operating Goals and Milestones

Agreeing on and Defining Operating Goals	Annually, the CEO and the Board will agree on one or several critical financial and/or operating goals to be achieved in the coming year by CH Energy Group, Inc., CHGE and/or CHEC.

The Goal Definition Process	Annually, the CEO and the board or its designated committee will reach an agreement on several parameters for each goal or goals specified:

• The definition of the measurement involved

• The relative weight assigned to that goal for each category of executive.

• Three performance benchmarks for each goal:

• Threshold performance

• Targeted (or expected) performance

• Superior performance

Wherever possible, goals should be as definitive and quantitative as possible.

The current year’s Goals are attached as Exhibit I.

Calculating a Weighted Performance Grade	Each of the goal-based performances would be evaluated at the end of the year and evaluation % approved by the committee. The relationship between performance and % award is as follows:

• Below “Threshold” — 0%

• “Threshold” — 50%

• “Targeted’ — 100%

• “Superior” — 150%

• Above “Superior” — 150%

For performances between these benchmarks, a fractional % would be given based on a linear interpolation of the measurement and the % award. For example, if the performance were exactly midway between Targeted and Superior, then 125% of Target (midway between 100 and 150%) would be awarded.

Each performance category has been assigned a weighting. These have been specified in Section II of this document. For purposes of calculating an incentive, the % earned in each category is then weighted based on the weighting assigned to the category.

IV.	Individual Contributor Evaluation

Intent of this Element

          The annual incentive amounts for each executive officer may be adjusted upwards or downwards by up to 50% based upon the Committee’s assessment of the individual’s performance. Such adjustments, if made, are based on an evaluation of each officer’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in exercising responsibility described in his position description. This incentive opportunity is intended to provide the CEO and Compensation Committee with flexibility to reflect the participant’s performance in areas other than those directly quantified in the previous incentive elements. Included in the considerations for this incentive would be the following:

An assessment of the quality of performance relative to the major responsibilities identified in the position description.

An assessment of the contribution made toward advancing corporate projects and priorities included in the business plan for the year and/or the contributions made toward effectively responding to emerging issues during the year.

V.	Calculating the Annual Incentive Payment

Calibration of the Incentive Award	For all executives the weighting for this segment is +/- 50% of the incentive opportunity. The targeted evaluation is 0%.Calculating the Incentive Payment

The steps used to convert the various weighted average % earned are as follows:

1.	Calculate the evaluation % for each performance category.

2.	Convert the evaluation % based on the weighting for each category.

3.	Add the weighted evaluation percentages for all categories to determine the award percentage.

4.

Adjust the award percentage by +/- 50 % for the individual contribution evaluation and apply this amount to the incumbent’s salary at the beginning of the year to arrive at the incentive payment to be made.

EXHIBIT I

Revision — May 30, 2007
(Revisions in Bold Type)
December 15, 2006 FINAL

2007 STI Targets

Target	Weight	Threshold	Target	Superior

CH Energy Group

EPS[4,6]	75%	$2.48	$2.68	$2.88

Redeployment of Capital2, [5] Outside of CHGE	25%	$15 Million	$20 Million	$25 Million

CHGE EPS[4]	60%	$1.94	$2.04	$2.14

Customer Satisfaction - JD Power [3]	20%	7th of 15 Companies or 53rd Percentile	Top Third	Top Quartile

Reliability (SAIF1)	20%	1.50	LT 1.45 (JP Penalty Level)	1.40

Griffith

EPS[4]	60%	$.20	$.24	$.28

Acquisitions2, [5]	20%	$3 Million	$5 Million	$10 Million

Additional Residential Customers - Automatic Delivery	10%	0	600	1,200

Delivery Efficiency[1]	10%	11.2¢	11.0¢	10.6¢

1 -	Total Delivered Expense/Total Delivered Gallons.

2 -

Based on dollars deployed. Performance of investments will be tracked in subsequent years vs. projections at time of commitment. Variations from projections will be considered in subsequent years, when relevant, in determining “individual contributor” adjustments to STI awards (±50%).

3 -	Versus eastern region.

4 -	Normalized for heating and cooling degree days, both revenue and expense and major storms.

5 -	Includes both tuck-ins and expansions closed during the year.

6 -	Net of interest income.